Exhibit 10-k

SALARY AND
INCENTIVE AWARD DEFERRAL PLAN

Effective: January 1, 1984
Revision Effective: December 31, 2004

AT&T INC.

SALARY AND INCENTIVE AWARD DEFERRAL PLAN

As amended through December 31, 2004

Article 1 - Statement of Purpose

The purpose of the Salary and Incentive Award Deferral Plan ("Plan") is to provide a select group of management employees consisting of Eligible Employees of AT&T Inc. ("AT&T" or the "Company") and its Subsidiaries with a means for deferring the receipt of income.

Article 2 - Definitions

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context indicates otherwise:

  Base Compensation. The following types of cash-based compensation, in each case as determined by AT&T, paid by an Employer (but not including payments made by a non-Employer, such as state disability payments), before reduction due to any contribution pursuant to this Plan or reduction pursuant to any deferral plan of an Employer, including but not limited to a plan that includes a qualified cash or deferral arrangement under Section 401(k) of the Internal Revenue Code, as amended ("Code"):

(a) annual base salary.

Payments by an Employer under a Disability plan made in lieu of any compensation described in (a) above, shall be deemed to be a part of the compensation it replaces for purposes of this definition. Base Compensation does not include the TEAM Award (the annual award determined to be the "Team Award" by AT&T together with the individual award determined by AT&T to be the Individual Discretionary Award made in connection therewith) or comparable awards, if any, determined by AT&T to be used in lieu of these awards, commissions or zone allowances or any other geographical differential and shall not include payments made in lieu of unused vacation or other paid days off, and such payments shall not be contributed to this Plan.

Business Day. Any day during regular business hours that AT&T is open for business.

Chairman. The Chairman of the Board of Directors of AT&T Inc.

Committee. The Human Resources Committee of the Board of Directors of AT&T Inc.

  Declared Rate. The interest rate for each calendar year as determined by the Senior Executive Vice President-Human Resources, with the concurrence of the Senior Executive Vice President, Chief Financial Officer and Treasurer and announced on or before January 1 of the applicable calendar year. However, in no event will the Declared Rate for any calendar be less than the Moody's Corporate Bond Yield Average-Monthly Average Corporates as published by Moody's Investor's Service, Inc. (or any successor thereto) for the month of September before the calendar year in question, or, if such yield is no longer published, a substantially similar average selected by the Senior Executive Vice President-Human Resources or his or her successor.

  Disability. Absence of an Employee from work with an Employer under the relevant Employer’s disability plan.

  Eligible Employee.Eligible Employee. An Employee who:
(a) is a full time, salaried Employee of AT&T or an Employer in which AT&T has a direct or indirect 100% ownership interest and who is on active duty, Disability (but only while such Employee is deemed by the Employer to be an Employee of such Employer) or Leave of Absence;

(b) is, as determined by AT&T, a member of Employer's "select group of management or highly compensated employees" within the meaning of the Employment Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA"); and

(c) is (i) an Officer or (ii) a non-Officer Employee who has been approved by AT&T to be eligible to participate in this Plan.

Notwithstanding the foregoing, AT&T may, from time to time, exclude any Employee or group of Employees from being deemed an "Eligible Employee" under this Plan.

In the event a court or other governmental authority determines that an individual was improperly excluded from the class of persons who would be considered Eligible Employees during a particular time for any reason, that individual shall not be an Eligible Employee for purposes of the Plan for the period of time prior to such determination.

  Employee. Any person employed by an Employer, excluding persons hired for a fixed maximum term and excluding persons who are neither citizens nor permanent residents of the United States, all as determined by AT&T. For purposes of this Plan, a person on Leave of Absence who otherwise would be an Employee shall be deemed to be an Employee.

  Employer. AT&T Inc. or any of its Subsidiaries.

  Executive Officer. A person identified as an "executive officer" of AT&T in the then most recent AT&T Form 10-K containing such information that was filed with the United States Securities and Exchange Commission or who subsequent to such filing was notified by AT&T's General Counsel to be an executive officer of AT&T.

  Grandfathered Senior Manager. An individual who, as of January 31, 2003, is not an Officer but is a Participant in the Plan.

  Incentive Award. A cash award paid by an Employer (and not by a non-Employer, such as state disability payments) as either a short term or long term award under the Short Term Incentive Plan, the 1996 Stock and Incentive Plan, or the 2001 Incentive Plan; or paid by an Employer as the Key Executive Officer Short Term Award paid under the 1996 Stock and Incentive Plan or the 2001 Incentive Plan; or any other award that the Committee designates as a short term or long term incentive award specifically for purposes of this Plan (regardless of the purpose of the award) including an award which would otherwise be paid in stock, other than stock of AT&T.

  Leave of Absence. Where a person is absent from employment with an Employer on a formally granted leave of absence (i.e., the absence is with formal permission in order to prevent a break in the continuity of term of employment, which permission is granted (and not revoked) in conformity with the rules of the Employer which employs the individual, as adopted from time to time). For purposes of this Plan, a Leave of Absence shall be deemed to also include a transfer by an Employer of a person to, and continuous employment by, an entity for a rotational work assignment. In the event a transfer to such an entity lasts more than 5 years or the rotational work assignment status is canceled by AT&T, it shall be deemed a Termination of Employment with the Employer at that time for purposes of this Plan. To be a rotational work assignment, the Employer must have indicated in writing to the person that the person was to be rehired by the Employer on termination of the rotational work assignment.

  Officer. An individual who is designated as an officer level employee for compensation purposes on the records of AT&T.

  Participant. An Eligible Employee or former Eligible Employee who participates in this Plan.

  Pre-Tax Account. The account maintained on a pre-tax basis on the books of account of AT&T for each Participant.

Retirement or Retire. . "Retirement" or “Retire” shall mean the termination of an Eligible Employee's employment with AT&T or any of its subsidiaries, for reasons other than death, on or after the earlier of the following dates: (1) solely with respect to Officers and Grandfathered Senior Managers, the date the Officer or Grandfathered Senior Manager has attained age 55, and, for an Officer who became a participant on or after January 1, 2002, has five (5) years of service, or (2) the date the Eligible Employee has attained one of the following combinations of age and service at termination of employment on or after April 1, 1997, except as otherwise indicated below:

Net Credited Service	Age
10 years or more	65 or older
20 years or more	55 or older
25 years or more	50 or older
30 years or more	Any age

With respect to an Eligible Employee who is granted an EMP Service Pension under and pursuant to the provisions of the AT&T Pension Benefit Plan - Nonbargained Program ("SBCPBP") upon termination of Employment, the term "Retirement" shall include such Eligible Employee's termination of employment.

  Senior Manager. An individual who is designated as a Senior Manager or a Grandfathered Senior Manager for compensation purposes on the records of AT&T.

  Subsidiary. Any corporation, partnership, venture or other entity in which AT&T holds, directly or indirectly, a 50% or greater ownership interest. AT&T may, at its sole discretion, designate any other corporation, partnership, venture or other entity a Subsidiary for the purpose of participating in this Plan.
 3
  Termination of Employment. References herein to “Termination of Employment,” "Terminate Employment" or a similar reference, shall mean the event where the Employee ceases to be an Employee of any Employer, including but not limited to where the employing company ceases to be an Employer.

  Termination Under EPR. In determining whether an Eligible Employee’s termination of employment under the Enhanced Pension and Retirement Program (“EPR”) is a Retirement for purposes of this Plan, five years shall be added to each of age and net credited service (“NCS”). If with such additional age and years of service, (1) an Eligible Employee upon such termination of employment under EPR is Retirement Eligible according to the AT&T Supplemental Retirement Income Plan (“SRIP”) or (2) the Eligible Employee upon such termination of employment under EPR has attained one of the following combinations of age and service,

Actual NCS + 5 Years	Actual Age + 5 Years
10 years or more	65 or older
20 years or more	55 or older
25 years or more	50 or older
30 years or more	Any age

then such termination of employment shall be a Retirement for all purposes under this Plan and the Eligible Employee shall be entitled to the treatment under this Plan afforded in the case of a termination of employment which is a Retirement.

Article 3 - Administration of the Plan

The Committee shall be the administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions and determine entitlement to benefits, all in its discretion. The Committee may further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. References to determinations or other actions by AT&T, herein, shall mean actions authorized by the Committee, the Chairman, the Senior Executive Vice President of AT&T in charge of Human Resources, or their respective successors or duly authorized delegates, in each case in the discretion of such person; except that with respect to Executive Officers, only the Committee may take such action. All decisions by AT&T shall be final and binding.

Article 4 - Contributions

Notwithstanding anything in this Plan to the contrary, there shall be no Employee Contributions or contributions of deferred amounts related to Incentive Awards which would otherwise have been distributed in shares of stock other than shares of common stock of AT&T to the Plan after December 31, 2004.

4.1	Election to Make Contributions.
(a)           An Eligible Employee may elect to participate in the Plan through payroll deductions contributed to the Plan as follows (such contributions to the Plan are "Employee Contributions"):

1.
An Eligible Employee who is an Officer or a Grandfathered Senior Manager may elect to contribute up to 50% (in whole percentage increments) of his or her monthly Base Compensation, as the same may change from time to time; provided, however, any Base Compensation deferral hereunder is conditioned upon a 30% Base Compensation deferral election being in effect in the Stock Savings Plan.

2.	An Eligible Employee who is an Officer or a Senior Manager may elect to contribute up to 100% (in whole percentage increments or a specified dollar amount) of an Incentive Award.

(b)          An Eligible Employee may only make an election, change an election, or terminate an election to make Employee Contributions as follows:

1.
An Employee who is an Eligible Employee as of September 30 may make an election on or prior to the last Business Day of the immediately following November with respect to the contribution of Base Compensation, if authorized hereunder, and/or Incentive Awards paid on or after the immediately following January 1.

2.	An Employee who was not an Eligible Employee as of September 30 but who is an Eligible Employee the immediately following March 31 may make an election on or prior to the last Business Day of the immediately following May with respect to the contribution of Base Compensation, if authorized hereunder, and/or Incentive Awards paid on or after the immediately following July 1.

AT&T may refuse or terminate any election to make Employee Contributions at any time.

In the event the Participant takes a hardship withdrawal from a benefit plan qualified under the Code and sponsored by AT&T or an Employer, any election to make Employee Contributions by such Participant shall be immediately cancelled, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

4.2	Contributions To Pre-Tax Account; Interest/Dividends.

(a) Employee Contributions shall be made solely pursuant to a proper election and only during the Employee's lifetime and while the Employee remains an Eligible Employee (if the Employee ceases to be an Eligible Employee, his or her election to make Employee Contributions shall be cancelled); provided, however, Termination of Employment of an Eligible Employee shall not constitute loss of eligibility solely with respect to contribution of Base Compensation (if otherwise permitted hereunder) that is earned prior to termination but paid within 60 days thereafter or with respect to an Incentive Award paid after Retirement (and such person shall be deemed an Eligible Employee for such contributions).

(b) Employee Contributions shall be credited to the Participant’s Pre-Tax Account in accordance with the provisions of Section 4.2(e) and such contributions and earnings thereon shall bear interest beginning the first day of the month at the applicable Declared Rate on the balance from month-to-month in such account. The interest will be credited monthly to the account at one-twelfth of the annual Declared Rate for that calendar year compounded quarterly.

                       (c) In addition, if the Participant's account under the Bell System Senior Management Incentive Award Deferral Plan ("Predecessor Plan") was transferred to this Plan as of January 1, 1984, the effective date of this Plan, then the Participant's Pre-Tax Account under this Plan shall be credited as of such date with the amount credited to the Participant's account under the Predecessor Plan as of December 31, 1983, and such amount shall bear interest in accordance with the terms of this Plan.

(d) Deferred amounts related to Incentive Awards which would otherwise have been distributed in shares of stock other than shares of common stock of AT&T shall be credited to the Participant's Pre-Tax Account as deferred shares. The Participant's Pre-Tax Account shall also be credited on each dividend payment date with an amount equivalent to the dividend payable on the number of such shares equal to the number of deferred shares in the Participant's Pre-Tax Account on the record date for such dividend. Such amount shall then be converted to a number of additional deferred shares determined by dividing such amount by the closing price of such shares on the New York Stock Exchange on such date, or if not listed on such exchange, then on the principal market for such shares. If not traded on such exchange on such date, then the closing price on the next preceding day the stock was so traded shall be utilized.

In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, share combination, or stock dividend, stock split or other change in the corporate structure of the issuer of stock described in the preceding paragraph, affecting such stock, the Committee shall make an adjustment to the number and class of shares of deferred stock, in its discretion, to avoid any dilution or enlargement of rights.

(e) A contribution to the Plan shall be made when the compensation – from which the contribution is to be deducted – is paid using the “check date” shown on the related pay record (sometimes referred to as the “paycheck stub”) as the contribution date (if no “check date” is shown, then the date of the pay record). When there is an underpayment or delayed payment of gross compensation for any reason, the related contribution shall be determined and made when the underpayment or delayed payment is paid, again using the date of the pay record. When there is an overpayment of gross compensation, the amount of the overpayment will not be considered in determining the contribution amount.

Article 5 - Distributions

5.1	Distributions From Pre-Tax Account.
(a) Retirement. Beginning March 10 (or such other date as determined by AT&T) of the first (1st) calendar year following the calendar year of the Retirement of a Participant and on March 10 (or such other date as determined by AT&T) of each of the successive 14 calendar years, AT&T shall distribute to the Participant that portion of the Participant's Pre-Tax Account that is equal to the total dollar amount of the Participant's Pre-Tax Account (and/or number of deferred shares then held in the Participant's Pre-Tax Account) divided by the number of remaining installments. Notwithstanding the foregoing, if the Participant Retires prior to 2001, then any undistributed portion of the Participant's Pre-Tax Account will be distributed in a lump sum on March 10 of the fifteenth (15th) calendar year following the calendar year of the Retirement of the Participant.

(b) Non-Retirement Termination of Employment. Beginning March 10 (or such other date as determined by AT&T) of the calendar year following the calendar year of Termination of Employment which is not a Retirement and on March 10 (or such other date as determined by AT&T) of each of the successive 2 calendar years, AT&T shall distribute that portion of the Participant's Pre-Tax Account that is equal to the total dollar amount of the Participant's Pre-Tax Account (and/or number of deferred shares held in the Participant's Pre-Tax Account) divided by the number of remaining installments.

(c) Death. Notwithstanding (a) or (b) above to the contrary, in the event of the death of a Participant, any amounts remaining in the Participant's Pre-Tax Account (and/or number of deferred shares then held in the Participant's Pre-Tax Account) shall be promptly distributed to the Participant’s beneficiary designated in accordance with the AT&T Rules for Employee Beneficiary Designations, as the same may be amended from time to time ("Rules"). If no designation has been made or if all designated beneficiaries predecease the Participant, the Participant's Pre-Tax Account shall be distributed according to the Rules.

Notwithstanding any other provision of this Plan, if a surviving beneficiary of a Plan participant disclaims in whole or in part, that beneficiary's interest or share in the distribution of the Plan participant's Plan proceeds, and such disclaimer satisfies the requirements of Section 2518(b) of the Internal Revenue Code (or any successor provision) and any applicable state law, such disclaimer shall not constitute an assignment, transfer or alienation by any method of such interest or share or proceeds and the portion of such proceeds subject to such disclaimer shall be distributed as if that beneficiary had predeceased the Plan participant.

(d) Discharge for Cause/Non Competition. Notwithstanding any other provision of this Plan to the contrary, all amounts (including deferred shares) then credited to the Participant's Pre-Tax Account shall be paid immediately in a single payment if a Participant is discharged for cause by his or her Employer, or if a Participant otherwise ceases to be employed by his or her Employer and engages in competition with AT&T or any direct or indirect Subsidiary thereof or with any business with which a Subsidiary of AT&T or an affiliated company has a substantial interest (collectively referred to herein as an "Employer Business"), or becomes employed by a governmental agency having jurisdiction over the activities of AT&T or any of its Subsidiaries. For purposes hereof, engaging in competition with any Employer business shall mean engaging by the Participant in any business or activity in the same geographical market where the same or substantially similar business or activity is being carried on as an Employer business. Such term shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer business. However, engaging in competition with an Employer business shall include representing or providing consulting services to, or being an employee of, any person or entity that is engaged in competition with any Employer business or that takes a position adverse to any Employer business in a judicial, regulatory, legislative or administrative proceeding. Further, engaging in competition with an Employer business would result if the Participant either engages directly in competitive activity or in any capacity in any location becomes employed by, associated with, or renders service to any company, or parent or affiliate thereof, or any subsidiary of any of them, if any of them is engaged in competition with an Employer business, regardless of the position or duties the Participant takes and regardless of whether or not the employing company, or the company that the Participant becomes associated with or renders service to, is itself engaged in direct competition with an Employer business.

(e) Deferred amounts held pending distribution shall continue to be credited with interest or additional deferred shares, as applicable, determined in accordance with Section 4.2(b) or 4.2 (d), as applicable.

(f) The obligation to make distribution of deferred amounts credited to a Participant's Pre-Tax Account during any calendar year, plus the additional amounts credited on such deferred amounts pursuant to Section 4.2(b) or 4.2(d), as applicable, shall be borne by AT&T or the applicable Employer which otherwise would have paid the related award currently. However, the obligation to make distributions with respect to deferred amounts which are related to amounts credited to a Participant's Pre-Tax Account as of the effective date of the Plan pursuant to Section 4.2(c), and with respect to which no AT&T company would otherwise have paid the related award currently, shall be borne by the Employer which employed the Participant on the effective date of the Plan.

(g) For the purpose of this Plan, a beneficiary designation like that described in Section 5.1(c) that was made under the comparable provisions of the Predecessor Plan shall be considered as a beneficiary designation made under Section 5.1(c).

(h) Notwithstanding the other provisions of this Section 5.1 to the contrary, but subject to the provisions of Section 5.2(b), a Participant who was a Participant on, and made contributions to the Plan prior to, September 1, 2000, may request that receipt of the cash portion of Participant's Pre-Tax Account be deferred to Participant's death, or to be received earlier if accelerated in accordance with the provisions of 5.2(a). Approval of such request shall be in AT&T's sole discretion.

5.2	Accelerated Distribution.
(a) On or before the last Business Day of a calendar year, a Participant may elect to receive a distribution of all or a portion of the Participant's Pre-Tax Account. Such distribution shall be made March 10 (or such other date as determined by AT&T) of the immediately following calendar year. This distribution shall be in addition to the portion of the Pre-Tax Account to be distributed at the same time under Section 5.1, which distribution shall be calculated without regard to an election under this section. No distribution under this Section 5.2(a) shall be made of amounts contributed to or earned under this Plan in the same calendar year as the distribution.

(b) In the event the Participant Terminates Employment for reasons other than Retirement, AT&T may, at its sole discretion, accelerate the distribution of all or a portion of a Participant's Pre-Tax Account to the date of AT&T's choosing, without notice to, or the consent of, the Participant.

5.3	Small Distribution.
Notwithstanding any election made by the Participant, after the Termination of Employment of the Participant for any reason, if at the time the total value of the Participant's Pre-Tax Account is less than $10,000, AT&T may, in its discretion, distribute all of such account in the form of a lump sum distribution.

5.4	Determination by Internal Revenue Service.
In the event that a final determination shall be made by the Internal Revenue Service or any court of competent jurisdiction that a Participant has recognized gross income for Federal income tax purposes in excess of the portion of Participant's Pre-Tax Account actually distributed by AT&T, AT&T shall promptly distribute to the Participant that portion of Participant's Pre-Tax Account to which such additional gross income is attributable.

5.5	Emergency Distribution.

In the event that AT&T, upon written petition of the Participant, determines in its sole discretion that the Participant has suffered an unforeseeable financial emergency, AT&T shall distribute to the Participant, as soon as practicable following such determination, that portion of Participant's Pre-Tax Account determined by AT&T in its sole discretion to meet the emergency (the "Emergency Distribution. For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Upon such distribution, any election to make Employee Contributions by such Participant shall be immediately cancelled, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

5.6	Ineligible Participant.
Notwithstanding any other provisions of this Plan to the contrary, if AT&T receives an opinion from counsel selected by AT&T, or a final determination is made by a Federal, state or local government or agency, acting within its scope of authority, to the effect that an individual is not, or was not at the time of his or her making Employee Contributions to this Plan, to be a member of Employer's "select group of management or highly compensated employees" within the meaning of ERISA, then such person will not be eligible to participate in this Plan and shall receive an immediate lump sum distribution of the Participant's Pre-Tax Account. Upon such payment no other distribution shall thereafter be payable under this Plan either to the individual or any beneficiary of the individual, except as provided under Section 8.1 Additional Benefit.

Article 6 - Transition Provisions

The transition rules of this Article 6 shall supercede all other terms of this Plan.

6.1	Effective Dates.
Except as otherwise provided herein, the amendments to this Plan made September 1, 2000 (the "2000 Amendments") shall be effective September 1, 2000, and no election regarding the further deferral of a distribution of contributions to this Plan may be made on or after September 1, 2000.

6.2	Combination of Existing Contributions.
(a) Effective January 1, 2001, all prior contributions made to the Plan by a Participant shall be combined into Participant's single Pre-Tax Account.

(b) To the extent any Participant who Retires before 2001 would, were it not for the 2000 Amendments, under valid elections made prior to September 1, 2000, receive a distribution that would extend the Participant’s distributions beyond 2015, then the contributions so affected shall not be combined with other contributions and shall be distributed in accordance with such elections. Notwithstanding the foregoing, the Participant may, with the consent of AT&T, elect to have all of Participant's contributions to the Plan governed by this Plan as in effect after September 1, 2000.

(c) In the event a Participant dies prior to 2001, the Participant's accounts shall not be combined with and shall be distributed in accordance with the Plan as it existed immediately prior to September 1, 2000.

6.3	Termination of Elections.
(a) Distributions from the Plan that would be made in the year 2000 under the Plan as it existed immediately prior to September 1, 2000, based on elections made before September 1, 2000, shall continue to be made in the year 2000 as provided in the Plan immediately prior to September 1, 2000. All other distribution elections are cancelled, including but not limited to distributions which have already commenced, but only to the extent such elections call for distributions after the year 2000. All amounts (or shares) remaining undistributed after such distributions shall be held and distributed in accordance with the terms of the Plan as in effect after September 1, 2000.

(b) Contributions to the Plan that would be made in the year 2000 under the Plan as it existed immediately prior to September 1, 2000, based on elections made before September 1, 2000, shall continue to be made in the year 2000 as provided in the Plan immediately prior to September 1, 2000. Elections to participate in the Plan shall not automatically be renewed for the year 2001. Each Eligible Employee must make a new election after September 1, 2000, in order to make Employee Contributions after 2000. Provided, however, valid elections made prior to September 1, 2000, to contribute Incentive Awards in 2001 shall be valid elections under this Plan.

6.4	Annual Base Salary Contribution Transition.
Annual base salary earned prior to January 1, 2001, shall be contributed when earned, while annual base salary earned on or after such date shall be contributed when paid. In order to avoid any double contribution of annual base salary, that part of annual base salary earned in the year 2000 shall not be included in any determination of contributions to the Plan in a later calendar year, even though paid in such calendar year.

Article 7 - Discontinuation, Termination, Amendment.

7.1	AT&T's Right to Terminate Plan.
The Committee may terminate the Plan at any time. Upon termination of the Plan, contributions shall no longer be made under the Plan.

After termination of the Plan, Participants shall continue to earn interest/dividend equivalents and shall continue to receive all distributions under this Plan at such time as provided in and pursuant to the terms and conditions of this Plan at the time of the Plan's termination.

7.2	Amendment.
This Plan may be modified or terminated at any time in accordance with the provisions of AT&T's Schedule of Authorizations; provided, however, that no amendment, including but not limited to an amendment to this section, shall be effective, without the consent of a Participant, to alter, to the material detriment of such Participant, the distributions described in this Plan as applicable to the Participant or to decrease such Participant's Pre-Tax Account. For purposes of this section, an alteration to the material detriment of a Participant shall mean a material reduction in the period of time over which Participant's Pre-Tax Account may be distributed to a Participant or a reduction in the amounts then credited to a Participant's Pre-Tax Account. Any such consent may be in a writing, telecopy, or e-mail or in another electronic format. An election to make Employee Contributions and the failure to terminate an election to make Employee Contributions when able to do so shall each be conclusively deemed to be the consent of the Participant to any and all amendments to the Plan prior to such election or failure to terminate an election, and such consent shall be a condition to making any election with respect to Employee Contributions.

Article 8 – Miscellaneous

8.1	Additional Benefit.
The reduction of any benefit payable under the AT&T Pension Benefit Plan (or comparable plan identified by AT&T as a replacement therefor), which results from participation in this Plan, will be restored as an additional benefit ("make-up piece") under this Plan. The Participant shall elect prior to commencement of payment of the make-up piece whether to receive such benefit in cash in a lump sum (consisting of the present value equivalent of the pension retirement benefit (life annuity) make-up piece) or such benefit in an annuity form of payment. Notwithstanding the proceeding provisions of this section, if all or a portion of the make-up piece is paid pursuant to SRIP or another non-qualified plan, then such amount shall not be payable pursuant to this Plan.

8.2	Tax Withholding.
Upon a distribution from Participant's Pre-Tax Account, AT&T shall withhold such amount (or shares) as determined by AT&T to satisfy the minimum amount of Federal, state, and local taxes required by law to be withheld as a result of such distribution, or such greater amount as specified by the Participant.

8.3	Elections and Notices.
Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind shall be made on forms prepared by AT&T or the General Counsel, Secretary or Assistant Secretary, or their respective delegates or shall be made in such other manner as permitted or required by AT&T or the General Counsel, Secretary, or Assistant Secretary, or their respective delegates, including through electronic means, over the Internet or otherwise. An election shall be deemed made when received by AT&T (or its designated agent, but only in cases where the designated agent has been appointed for the purposes of receiving such election), which may waive any defects in form. Unless made irrevocable by the electing person, each election with regard to making Employee Contributions or distributions under the Plan shall become irrevocable at the close of business on the last day to make such election. AT&T may limit the time an election may be made in advance of any deadline.

If not otherwise specified by this Plan or AT&T, any notice or filing required or permitted to be given to AT&T under the Plan shall be delivered to the principal office of AT&T, directed to the attention of the Senior Executive Vice President-Human Resources of AT&T or his or her successor. Such notice shall be deemed given on the date of delivery.

Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant's work or home address as shown on the records of AT&T or, at the option of AT&T, to the Participant's e-mail address as shown on the records of AT&T. It is the Participant's responsibility to ensure that the Participant's addresses are kept up to date on the records of AT&T. In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants’ work locations.

By participating in the Plan, each Participant agrees that AT&T may provide any documents required or permitted under the Federal or state securities laws, including but not limited to the Securities Act of 1933 and the Securities Exchange Act of 1934 by e-mail, by e-mail attachment, or by notice by e-mail of electronic delivery through AT&T’s Internet Web site or by other electronic means.

8.4	Unsecured General Creditor.
Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of any Employer. No assets of any Employer shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of any Employer under this Plan. Any and all of each Employer's assets shall be, and remain, the general, unpledged, unrestricted assets of such Employer. The only obligation of an Employer under the Plan shall be merely that of an unfunded and unsecured promise of AT&T to make distributions under, and in accordance with the terms of, the Plan.

8.5	Offset.
AT&T may offset against the amount (or shares) otherwise distributable to a Participant, any amounts due an Employer by a Participant, including but not limited to overpayments under any compensation or benefit plans.

8.6	Non-Assignability.
Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, any amounts (or shares) distributable under the Plan, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amount (or shares) distributable shall, prior to actual distribution, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

Not withstanding the foregoing, in the event a Participant becomes employed by Cingular Wireless LLC (“Cingular”) or an entity directly or indirectly owned by Cingular and elects or has elected to have his or her interest in this Plan transferred to the Cingular Wireless Cash Deferral Plan, the Participant shall have no further interest in the transferred amounts under this Plan and shall look solely to Cingular for any rights previously held under this Plan.

8.7	Employment Not Guaranteed.
Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any employee any right to be retained in the employ of an Employer or to serve as a director.

8.8	Errors.
At any time AT&T may correct any error made under the Plan without prejudice to AT&T. Such corrections may include, among other things, refunding contributions to a Participant with respect to any period he or she made Employee Contributions while not an Eligible Employee, or canceling the enrollment of a non-Eligible Employee.

8.9	Captions.
The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

8.10	Governing Law.
To the extent not preempted by Federal law, the Plan, and all awards and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Texas, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

Because awards under the Plan are granted in Texas, records relating to the Plan and awards thereunder are located in Texas, and the Plan and awards thereunder are administered in Texas, the Company and the Participant to whom an award under this Plan is granted, for themselves and their successors and assigns, irrevocably submit to the exclusive and sole jurisdiction and venue of the state or federal courts of Texas with respect to any and all disputes arising out of or relating to this Plan, the subject matter of this Plan or any awards under this Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any awards or the terms and conditions of this Plan. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Plan, and to ensure consistency in application and interpretation of the Governing Law to the Plan, the parties agree that (a) sole and exclusive appropriate venue for any such action shall be an appropriate federal or state court in Bexar County, Texas, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Texas court, and no other, (c) such Texas court shall have sole and exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating hereto and (d) that the parties waive any and all objections and defenses to bringing any such action before such Texas court, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

8.11	Validity.
In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

8.12	Successors and Assigns.
This Plan shall be binding upon AT&T and its successors and assigns.